Exhibit 99.1

AURELIO RESOURCE CORPORATION COMPLETES MAJOR ACQUISITION IN ARIZONA

September 22, 2006

Littleton, Colorado

Aurelio Resource Corporation (OTCBB: AULO) is pleased to announce that its wholly-owned Arizona subsidiary, Bolsa Resources Inc., has completed the acquisition of thirty (30) patented mining claims (the “Courtland Mines”) encompassing approximately 545 acres from the Hope Mining & Milling Company.

The Courtland Mines are located in the Courtland and Turquoise Mining Districts, Cochise County, Arizona and encompass the continuation of the northwest-trending ore zone delineated on our Hill Copper property immediately to the southeast. Aurelio and its subsidiary, Bolsa, now control a majority of the mineralized copper belt (with by products of gold, silver and zinc) that extends for nearly three miles along strike.

Aurelio has acquired all of the former drilling logs and assay results for the property. Major mining companies such as Kennecott/Bear Creek, Santa Fe Minerals and Newmont Mining compiled these results during times of depressed copper prices.

Copper was produced from high-grade zones on the Courtland Mines from around the turn of the last Century through the 1960s by several mining companies (including Sunshine Mining and MEXCO/Union Oil). Most of the copper was produced between the 1890s and the 1920s from multiple high-grade underground zones. In-situ leaching and cement precipitation methods were utilized in the 1960s by Sunshine Mining.

An in-house resource estimate prepared by our geologists using historical drill hole data indicate a preliminary resource of 8.4 million tons grading 0.65% Cu (109,000,000 lbs of copper) in a near-surface chalcocite blanket and underlying chalcopyrite deposit that could be mined by open pit methods. Considerable confirmation and infill drilling needs to be done to prove this estimate. There are a number additional partially-drilled ore zones and exploration targets on the Courtland Mines property that will be evaluated shortly and will significantly increase the resources.

Terms of the acquisition call for staged payments totaling $1.2 million over four years. Bolsa Resources has made an initial payment of $250,000; the remaining balance is due and payable in September 2010. Bolsa Resources is required to make monthly interest-only payments on the outstanding principal balance pursuant to a promissory note bearing six percent (6%) interest. Hope Mining & Milling retains a Net Smelter Returns (NSR) production royalty of 3% on base metals and 1.5% on precious metals produced from the Courtland Mines. The royalty is capped at $3 million.

Additional information concerning the Courtland Mines can be viewed at the company’s website: www.AurelioResources.com.

On behalf of the Board of Directors,
Aurelio Resource Corporation
Fred Warnaars, Director

For more information contact:

Fred Warnaars
Tel: (303) 795-3030

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include our preliminary resource estimate of 8.4 million tons grading 0.65% copper in a near-surface chalcocite blanket and underlying chalcopyrite deposit that could be mined by open pit methods; and that there are a number additional partially-drilled ore zones and exploration targets on the Courtland Mines property .

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that our application to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s recent 8-K announcing the Aurelio acquisition filed with the Securities and Exchange Commission.